Exhibit 99.1
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                                                   Level 3 Communications, Inc.
                                                        1025 Eldorado Boulevard
                                                     Broomfield, Colorado 80021
                                                                 www.Level3.com


                                                                   NEWS RELEASE


FOR IMMEDIATE RELEASE

Level 3 Contacts:

Media:     Josh Howell                       Investors:       Robin Grey
           720-888-2517                                     720-888-2518



                     Level 3 Reports Second Quarter Results

                 Reports Communications Revenue of $391 Million

                      New VoIP Customer Contracts Announced

                  Increases Investment to Support New Services
                             And Customer Contracts

                   Outstanding Debt Decreased By $230 Million



BROOMFIELD, Colo., July 28, 2004 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced its second quarter results. Consolidated revenue was $918 million for the second quarter compared to $899 million for the first quarter 2004. Communications revenue was $391 million versus $389 million for the previous quarter, and information services revenue was $503 million compared to $494 million for the previous quarter.

The net loss for the second quarter 2004 decreased to $63 million or $0.09 per share compared to a net loss for the previous quarter of $147 million or $0.22 per share. Included in the net loss for the second quarter was a $147 million gain, or $0.22 per share, associated with the elimination of $213 million in capital lease obligations due to the termination of a vendor contract. Included in the net loss for the previous quarter was a $23 million gain on the sale of the company's remaining investment in Commonwealth Telephone Enterprises, Inc. Consolidated Adjusted OIBDA(1) was $94 million in the second quarter 2004, which exceeded the projection of $80 million to $90 million and compares to $128 million for the previous quarter.

Overview
"During the second quarter, we completed the launch of our consumer-oriented VoIP services and the expansion of our IP VPN service," said James Q. Crowe, CEO of Level 3. "We also began to see increasing acceptance of these new services in the marketplace along with significant customer interest. In addition, we commenced market trials with potential customers and received several contract awards for these new services."

Second Quarter Financial Results Compared to Projections (1)


Metric                                                        Second Quarter Actuals   Second Quarter
($ in millions)                                                                        Projections (1)

Communications Services Revenue (2) (excluding termination    $363
and settlement revenue)
   Reciprocal Compensation                                    $26
   Termination and Settlement Revenue                         $2
Communications Revenue                                        $391                     $375-$395
Information Services Revenue                                  $503
Other Revenue                                                 $24
Consolidated Revenue                                          $918
Consolidated Adjusted OIBDA (3)(4)                            $94                      $80-$90
Capital Expenditures (5)                                      $64                      $70
Unlevered Cash Flow (4)                                       $15
Free Cash Flow (4)                                            ($109)
Communications Gross Margin (4)                               70%


     (1)  Projections issued April 29, 2004
     (2) Communications Services Revenue is GAAP communications revenue minus reciprocal compensation revenue
     (3) Consolidated Adjusted OIBDA excludes $10 million in stock-based compensation expense
     (4) See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures
     (5) Gross capital expenditures were $66 million for the quarter and accrual reversals were $2 million

Consolidated Cash Flow and Liquidity
During the second quarter 2004, unlevered cash flow(1) was $15 million, versus $44 million during the first quarter. Consolidated free cash flow for the second quarter was negative $109 million, versus negative $40 million for the previous quarter.

As of June 30, 2004, the company had cash and marketable securities of approximately $957 million compared to $1.1 billion at March 31, 2004.

"Our consolidated free cash flow for the second quarter declined primarily due to the timing of certain of our interest expense payments and expected increases in capital expenditures associated with new service initiatives and network build-out related to previously awarded contracts," said Sunit Patel, CFO of Level 3. "Additionally, as a result of the acquisition of ICG's managed modem business and the termination of certain vendor agreements, we saw an increase in network expenses related to the integration of the ICG and Allegiance dial-up networks. We expect to see the benefits of these expenditures in future periods."

Communications Business
Revenue
Communications revenue for the second quarter 2004 was $391 million, versus $389 million for the previous quarter. Total communications revenue for the second quarter consisted of $365 million of communications services revenue and $26 million of reciprocal compensation revenue, compared to $366 million and $23 million in the first quarter.

Included in communications services revenue was $2 million and $7 million of settlement and termination revenue for the second and first quarters, respectively. Communications services revenue, excluding settlement and termination revenue, increased by $4 million quarter over quarter.

This increase is primarily due to additional managed modem revenue from the ICG acquisition completed during the second quarter, partially offset by expected declines in the company's existing managed modem business.

The communications deferred revenue balance increased by $2 million during the quarter.

Cost of Revenue
Communications cost of revenue for the second quarter was $119 million versus $81 million for the previous quarter. Communications gross margin(1) was 70 percent for the second quarter compared to 79 percent in the first quarter. Communications cost of revenue increased in the second quarter primarily due to expected increases in network expenses associated with the ICG acquisition, and the termination and renegotiation of vendor agreements with Allegiance and KMC Telecom. In addition, the completion of the Genuity migration in the second quarter resulted in higher than expected network expenses in the second quarter. The Genuity integration is now substantially complete and as a result, no additional expenses associated with this acquisition are expected.

As a result of the contract termination with Allegiance, the company assumed a network contract obligation with KMC. This contract was subsequently renegotiated in the second quarter, which resulted in a payment obligation of $10 million to KMC. This obligation is being paid over the course of 2004, and recognized as cost of revenue. As a result of this renegotiation, the company expects to migrate this traffic to its network by the end of the year, with corresponding improvements in gross margin.

"While the ICG, Allegiance and KMC transactions have a short-term negative effect on gross margins and result in the use of cash, we believe the longer-term benefits from these transactions will be substantial," said Kevin O'Hara, president and COO of Level 3. "We have successfully begun the network migration for the previously announced ICG and Allegiance transactions, and expect to complete these activities over the balance of the year.

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $202 million for the second quarter, versus $201 million for the previous quarter. For both periods, communications SG&A expenses include $9 million of non-cash stock compensation expense.

The total number of employees in the communications business increased to approximately 3,500 during the second quarter from approximately 3,380 in the first quarter.

Adjusted Operating Income Before Depreciation and Amortization (OIBDA)
Adjusted OIBDA(1) for the communications business decreased to $79 million for the second quarter from $116 million for the previous quarter. Communications Adjusted OIBDA margin(1) was 20 percent for the second quarter versus 30 percent in the previous quarter. This decrease in Communications Adjusted OIBDA was primarily the result of the expected increase in network expenses as previously described.

Communications Adjusted OIBDA for the second and first quarter excludes $9 million in non-cash stock compensation expense.

Information Services Business
Results for the information  services business include the Software Spectrum and
(i)Structure subsidiaries.

Revenue and Adjusted  Operating  Income  before  Depreciation  and  Amortization
(OIBDA)
Information services revenue was $503 million for the second quarter. This compares to revenue of $494 million for the previous quarter, which included $4 million of termination revenue at (i)Structure, and $491 million for the same period last year.

Adjusted OIBDA(1) for the information services business was $11 million for the second quarter, which excludes $1 million in non-cash stock compensation expense, compared to $11 million for the previous quarter, which included $2 million in restructuring charges.

"I am pleased with the second quarter performance of the information services business," said Charles C. Miller, vice chairman of Level 3. "The strong revenue performance of our information services business reflects the continued strength in the global software market and the benefit of normal seasonal effects. Additionally, our improving margins are a testament to the success of our ongoing cost optimization efforts, which we began last year."

The total number of employees in the information services business decreased to approximately 1,300 at the end of the second quarter from approximately 1,310 at the end of the previous quarter.

Other Businesses
The company's other businesses consist primarily of coal mining operations.

Revenue and Adjusted OIBDA
Revenue and Adjusted OIBDA(1) from other businesses were $24 million and $4 million in the second quarter compared to $16 million and $1 million for the previous quarter.

Debt Reduction
As a result of the company's termination of its vendor agreement with Allegiance and principal payments on capital leases during the second quarter, capital lease obligations decreased by approximately $245 million during the second quarter.

New Customer Agreements and Service Offerings
"Level 3 has been focused on the successful launch of several new service offerings in 2004, particularly VoIP and IP-based data networking services, which leverage our existing network and increase our addressable market," said O'Hara. "I am pleased that during the second quarter, we began to see early customer acceptance, revenue growth and corresponding network usage increases from these new services.

"The company has recently announced new customer agreements with AOL's Moviefone, Intelsat, Net2Phone, Skype, Tiscali, Teliris and 8x8. The company has seen substantial activity including market trials and contract awards with cable companies, local exchange carriers, long-haul carriers, systems integrators, ISPs, VARs and enhanced service providers. While these contracts were not individually disclosed at the request of the customer, they collectively represent significant opportunities over time."

"Our customers are choosing Level 3 as a provider of VoIP services because of our extensive local infrastructure, our IP network coverage and our softswitch leadership," said O'Hara. "We are pleased that two of our VoIP services, (3) VoIP SM Local Inbound and (3) ToneSM Business, received notable industry awards this quarter that underscore our role as a recognized leader in VoIP innovation and network design."

Softswitch Services
During the quarter, the company announced two new consumer VoIP services aimed at cable operators, enhanced service providers, ISPs, IXCs and others who provide residential voice services to end-users.

(3)VoIPSM Enhanced Local service is targeted towards customers who currently operate their own switching infrastructure, but want to deploy residential voice services cost effectively with minimal involvement in local interconnection issues.

The service gives VoIP providers the flexibility to select from a number of functionalities, including: local and long distance calling, access to the traditional telephone network (PSTN), local phone numbers, operator assistance, directory listings, E911 emergency and local number portability.

HomeToneSM is a turnkey VoIP residential service offering local and long distance capabilities. Along with the features of (3)VoIP Enhanced Local service, HomeTone service also includes additional features such as voice mail, call waiting, caller ID, three-way conferencing, and end-user Web-based account management.

IP & Data Services
During the second quarter, the company expanded its offering of data networking services, including (3)FlexSM Network IP VPN, to channel partners and value added resellers in the U.S. and Europe. Additionally, Level 3 expanded its wide-area Ethernet, ATM and Frame Relay data networking offerings by adding new lower speed data services.

Business Outlook
Revenue
"Given our performance for the year so far and the progress we have made in launching our new services, we are confident that we can meet or exceed our previously issued projection for communications revenue, excluding termination revenue, of a high single-digit percent decline in 2004 versus 2003," said Crowe.

Adjusted OIBDA
"We are reaffirming our previously issued projection for Consolidated Adjusted OIBDA for 2004. This projection was that 2004 Consolidated Adjusted OIBDA, excluding termination and settlement revenue, will be consistent with 2003.

"As a result of slightly higher than expected network expenses from the ICG and Allegiance transactions, as well as the additional expenses associated with the KMC transaction that was completed during the quarter, and an acceleration of the timing of all three integrations, we expect Communications Adjusted OIBDA margins for the full year 2004 to be in the mid-20 percent range, a reduction versus our previously issued projections of high-20 percent range."

"While these managed modem transactions put short-term pressure on our communications margins, the longer-term benefits of improved cash flow, network reliability and customer service that will result from the migration of this traffic onto the Level 3 network are significant," Crowe said. "In addition, since the technology we utilize to provide modem service is also VoIP capable, we expect this investment to benefit our VoIP services."

Free Cash Flow
Primarily as a result of higher network expenses as outlined above, as well as an increase in projected capital spending to accommodate growth in the transport and infrastructure and IP businesses, the company is updating its projections for 2004 Consolidated Free Cash Flow.

"We expect full year Consolidated Free Cash Flow to be negative $200 million to $250 million versus negative $180 million to $200 million," said Crowe. "As a result of various VoIP and data contracts we are pursuing or have won, we expect to fund additional capital expenditures this year. In addition, as previously mentioned, we are incurring additional network expense and capital expenditures associated with the migration of Allegiance, KMC, and ICG traffic to our network. Both of these actions described above are expected to yield cash flow benefits in future years."

Third Quarter 2004

Metric                                                        Third Quarter
($ in millions)                                               Projections

Communications Revenue                                        $400-$420
Consolidated Adjusted OIBDA                                   $100-$120
Capital Expenditures                                          $85

"We expect communications revenue to increase in the third quarter primarily as a result of a smaller than expected decline in managed modem revenue and an increase in reciprocal compensation and settlement and termination revenue," said Patel.

Consolidated Adjusted OIBDA is expected to increase to $100 million to $120 million in the third quarter primarily as a result of higher communications revenue from reciprocal compensation and termination and settlement revenue. In addition, network expenses associated with the ICG acquisition and the integration of Allegiance and KMC are expected to decline in the third quarter.

Communications Adjusted OIBDA margin for the third quarter is expected to be in the mid-20 percent range, as previously projected.

Capital expenditures are expected to increase to approximately $85 million in the third quarter as the company continues investing in previously announced service initiatives and network build-out related to previously awarded contracts.

Summary
"Our market share gains during the second quarter in our service offerings and our initial successes with our new services give me confidence that our competitive advantages are being recognized by our customers and within the industry," said Crowe.

Conference Call Information
Level 3 will hold a conference call to discuss the company's second quarter results at 10:00 a.m. Eastern Time today. To join the call, please dial 612-326-1012. A live broadcast of the call can also be heard on Level 3's Web site at www.level3.com. An audio replay of the call will be accessible on the company's Web site or by dialing 320-365-3844; access code 736357.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented Softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo, (3)Link Metro Wavelength and (3)Link Metro Ethernet are registered service marks and (3)VoIP Enhanced Local Service and HomeTone are service marks of Level 3 Communications, Inc. in the United States and/or other countries.

Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

(1) Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted OIBDA, communications gross margin, Communications Adjusted OIBDA margin, unlevered cash flow and consolidated free cash flow. The following reconciliation of these non-GAAP financial metrics to GAAP includes forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP measures, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases. Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company's network.

COMMUNICATIONS GROSS MARGIN ($ in millions)

                                                                 Q104             Q204

Communications Revenue                                           $389             $391
Communications Cost of Revenue                                   $81              $119
Communications Gross Margin ($)                                  $308             $272
Communications Gross Margin (%)                                   79%              70%


Consolidated Adjusted OIBDA is defined as operating income from the consolidated condensed statements of operations, plus depreciation and amortization plus non-cash impairment charges plus non-cash stock compensation expense.

Communications Adjusted OIBDA Margin is defined as Communications Adjusted OIBDA divided by communications revenue.

Management believes that Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the company's internal reporting and are indicators of profitability and operating performance, especially in a capital-intensive industry such as telecommunications. Management also uses Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins to compare the company's performance to that of its competitors. Consolidated Adjusted OIBDA excludes non-cash impairment charges and non-cash stock compensation expense due to the company's adoption of the expense recognition provisions of SFAS No. 123. Additionally, Consolidated Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the company's capitalization and tax structures. Consolidated Adjusted OIBDA excludes depreciation and amortization expense in order to eliminate the impact of capital investments which management believes should be evaluated through consolidated free cash flow.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company's calculations. Additionally, this financial measure does not include certain significant items such as depreciation and amortization, interest expense and non-cash impairment charges. Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.


Consolidated Adjusted OIBDA
Three Months Ended June 30, 2004                           Communications  Information                     Con-
($ in millions)                                                               Services        Other       solidated

Net Earnings/(Loss)                                            ($66)             $1            $2           ($63)
Income Tax (Benefit)/Expense                                    --               $1            --            $1
Plus Other (Income)/Expense                                    ($33)             $1            $1           ($31)
Operating Income/(Loss)                                        ($99)             $3            $3           ($93)
Plus Depreciation and Amortization Expense                     $169              $7            $1           $177
Plus Non-Cash Stock Compensation Expense                        $9               $1            --            $10
Consolidated Adjusted OIBDA                                     $79             $11            $4            $94



Consolidated Adjusted OIBDA
Three Months Ended March 31, 2004                          Communications  Information                     Con-
($ in millions)                                                               Services        Other       solidated

Net Earnings/(Loss)                                           ($175)             $5            $23         ($147)
Income Tax (Benefit)/Expense                                    --               --            $1            $1
Plus Other (Income)/Expense                                    $111             ($1)          ($24)          $86
Operating Income/(Loss)                                        ($64)             $4            --           ($60)
Plus Depreciation and Amortization Expense                     $171              $7            $1           $179
Plus Non-Cash Stock Compensation Expense                        $9               --            --            $9
Consolidated Adjusted OIBDA                                    $116             $11            $1           $128


Communications Adjusted OIBDA Margin
($ in millions)                                        Q104                Q204

Communications Revenue                                 $389                $391
Communications Adjusted OIBDA                          $116                 $79
Communications Adjusted OIBDA Margin                   30%                  20%


                                                       Consolidated
Projected Consolidated Adjusted OIBDA                      Range
Three Months Ended September 30, 2004
($ in millions)
                                                   Low                     High

Net Earnings/(Loss)                              ($200)                  ($180)
Plus Other (Income)/Expense                       $120                    $110
Operating Income/(Loss)                          ($80)                   ($70)
Plus Depreciation and Amortization Expense        $170                    $180
Plus Non-Cash Stock Compensation Expense          $10                     $10
Consolidated Adjusted OIBDA                       $100                    $120


Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that unlevered cash flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using unlevered cash flow to measure the company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered cash flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals as disclosed in the consolidated statements of cash flows. Management believes that consolidated free cash flow is a relevant metric to provide to investors, as it is an indicator of the company's ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or principal repayments.

There are material limitations to using consolidated free cash flow to measure the company against some of its competitors as Level 3 does not currently pay income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.


UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended June 30, 2004                                                            Consolidated Free
($ in millions)                                                       Unlevered Cash Flow       Cash Flow

Net Cash Used In Continuing Operations                                       ($45)                ($45)
Gross Capital Expenditures                                                   ($66)                ($66)
Release of Capital Expenditure Accruals                                       $2                   $2
Cash Interest Paid                                                           $127                  N/A
Interest Income                                                              ($3)                  N/A
Total                                                                         $15                ($109)


UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended March 31, 2004                                                           Consolidated Free
($ in millions)                                                       Unlevered Cash Flow       Cash Flow

Net Cash Provided by Continuing Operations                                    $8                   $8

Gross Capital Expenditures                                                   ($52)                ($52)
Release of Capital Expenditure Accruals                                       $4                   $4
Cash Interest Paid                                                            $87                  N/A
Interest Income                                                              ($3)                  N/A
Total                                                                         $44                 ($40)


                                                          Consolidated
PROJECTED CONSOLIDATED FREE CASH FLOW                         Range
Twelve Months Ended December 31, 2004
($ in millions)

                                                        Low             High

Net Cash Provided by Continuing Operations              $18              $38
Gross Capital Expenditures                            ($274)           ($244)
Release of Capital Accruals                             $6               $6
Total                                                 ($250)           ($200)

                                                                  Attachment #1

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
                                   (unaudited)

                                                                                  Three Months Ended
                                                                               June 30,        March 31,
(dollars in millions)                                                            2004            2004

Revenue:
   Communications                                                                     $ 391           $ 389
   Information Services                                                                 503             494
   Other                                                                                 24              16
                                                                                         --              --
    Total Revenue                                                                       918             899

Costs and Expenses:
   Cost of Revenue                                                                      591             543
   Depreciation and Amortization                                                        177             179
   Selling, General and Administrative, including non-cash
     compensation of $10 and $9, respectively                                           243             235
   Restructuring Charges, including noncash impairment
       charges of $-, and $-, respectively                                                -               2
                  -       -                                                             ---             ---
    Total Costs and Expenses                                                          1,011             959
                                                                                      -----             ---

Operating Income (Loss)                                                                 (93)            (60)

Other Income (Loss), net
   Interest Income                                                                        3               3
   Interest Expense                                                                    (118)           (127)
   Other Income                                                                         146              38
                                                                                        ---              --
    Other Income (Loss)                                                                  31             (86)
                                                                                         --             ---

Loss Before Income Taxes                                                                (62)           (146)

Income Tax Expense                                                                       (1)             (1)
                                                                                         --              --

Net Loss                                                                              $ (63)         $ (147)
                                                                                      =====          ======

Basic Loss per Share:

   Net Loss                                                                         $ (0.09)        $ (0.22)
                                                                                    =======         =======

Weighted Average Shares Outstanding (in thousands)
   Basic                                                                            682,629         679,991
                                                                                    =======         =======

                                                                  Attachment #2

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                     Consolidated Condensed Balance Sheets
                                  (unaudited)
                                                                                        June 30,         March 31,
(dollars in millions)                                                                     2004             2004

Assets

Current Assets:
    Cash and cash equivalents                                                                  $ 547           $ 1,161
    Marketable securities                                                                        221                 -
    Restricted securities                                                                         52                47
    Accounts receivable, less allowances of $26 and $26, respectively                            476               429
    Other                                                                                        122               110
                                                                                                 ---               ---
Total Current Assets                                                                           1,418             1,747

Property, Plant and Equipment, net                                                             5,466             5,598

Marketable Securities                                                                            189

Restricted Securities                                                                             62                63

Intangibles, net and Goodwill                                                                    463               445

Other Assets, net                                                                                 90                99
                                                                                                  --                --
                                                                                             $ 7,688           $ 7,952
                                                                                             =======           =======

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
    Accounts payable                                                                           $ 549             $ 510
    Current portion of long-term debt                                                            141               103
    Accrued payroll and employee benefits                                                         90                94
    Accrued interest                                                                              87               118
    Deferred revenue                                                                             164               154
    Other                                                                                        243               220
                                                                                                 ---               ---
Total Current Liabilities                                                                      1,274             1,199

Long-Term Debt, less current portion                                                           5,008             5,276

Deferred Revenue                                                                                 963               970

Other Liabilities                                                                                457               476

Stockholders' Equity (Deficit)                                                                   (14)               31
                                                                                                 ---                --

                                                                                             $ 7,688           $ 7,952
                                                                                             =======           =======

                                                                  Attachment #3

                         LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                             Consolidated Statements of Cash Flows
                                          (unaudited)
                                                                                                       Three Months Ended
                                                                                                    June 30,       March 31,
(dollars in millions)                                                                                 2004           2004

Cash Flows from Operating Activities:

     Net Loss                                                                                             $ (63)         $ (147)

     Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
        Depreciation and amortization                                                                       177             179
        Gain on sale of property, plant and equipment, and other assets                                      (2)            (32)
        Gain on debt extinguishments, net                                                                  (147)              -
        Non-cash compensation expense attributable to stock awards                                           10               9
        Deferred revenue                                                                                      1             (16)
        Amortization of debt issuance costs                                                                   4               4
        Accreted interest on discount debt                                                                   18              18
        Accrued interest on long-term debt                                                                  (31)             18
        Changes in working capital items net of amounts acquired:
           Receivables                                                                                      (46)            121
           Other current assets                                                                              (8)             30
           Payables                                                                                          52            (136)
           Other liabilities                                                                                 (8)            (35)
        Other                                                                                                (2)             (5)
                                                                                                             --              --
Net Cash Provided by (Used in) Operating Activities                                                         (45)              8

Cash flows from Investing Activities:
     Decrease (increase) in restricted cash and securities, net                                              (4)             25
     Capital expenditures                                                                                   (66)            (52)
     Release of capital expenditure accruals                                                                  2               4
     Proceeds from sale of property, plant and equipment                                                      7               9
     Purchases of marketable securities                                                                    (410)              -
     ICG acquisition                                                                                        (25)              -
     Proceeds from sale of Commonwealth Telephone                                                             -              41
                                                                                                            ---             ---
Net Cash Provided by (Used in) Investing Activities                                                        (496)             27

Cash Flows from Financing Activities:
     Payments on long-term debt, including current portion                                                  (75)             (1)
                                                                                                            ---              --
Net Cash Used in Financing Activities                                                                       (75)             (1)

Effect of Exchange Rates on Cash                                                                              2              (2)
                                                                                                             --              --

Net Change in Cash and Cash Equivalents                                                                    (614)             32

Cash and Cash Equivalents at Beginning of Period                                                          1,161           1,129
                                                                                                          -----           -----

Cash and Cash Equivalents at End of Period                                                                $ 547         $ 1,161
                                                                                                          =====         =======

Supplemental Disclosure of Cash Flow Information:
     Cash interest paid                                                                                   $ 127            $ 87